Exhibit 10.32
The following executive officers have a percentage benefit multiplier under the Supplemental Executive Retirement Plan (the “Plan” of 2.4% or 2.0%, as indicated below, in lieu of the 1.6% of final average monthly remuneration benefit multiplier described in the Plan:

2.4%	2.0%

Blake W. Krueger	Donald T. Grimes

Pamela L. Linton

Michael F. McBreen

James D. Zwiers